Free Writing Prospectus
Filing Pursuant to Rule 433
Filed on August 5, 2025
Registration Statement No. 333-285619-03

***PRICING DETIALS*** $994.93mm GM Financial Automobile Leasing Trust 2025-3 (GMALT 2025-3)

Joint Bookrunners : J.P. Morgan (struc), Barclays, BofA, Credit Agricole, Mizuho

Co Managers : Citi, Goldman Sachs, Loop Capital, Scotiabank

CL	AMT ($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX

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A-1	134.310	0.30	A-1+/F1+	1-7	03/26	08/26	I-Curve	+12	4.359	4.359	100.00000

A-2A	215.600	1.12	AAA/AAA	7-18	02/27	10/27	I-Curve	+35	4.232	4.19	99.99417

A-2B	135.000	1.12	AAA/AAA	7-18	02/27	10/27	SOFR30A	+35			100.00000

A-3	350.500	1.85	AAA/AAA	18-26	10/27	08/28	I-Curve	+47	4.215	4.17	99.98480

A-4	65.000	2.28	AAA/AAA	26-28	12/27	08/29	I-Curve	+54	4.246	4.20	99.98044

B	49.190	2.41	AA/AA	28-30	02/28	08/29	I-Curve	+75	4.451	4.41	99.99917

C	45.330	2.55	A/A	30-31	03/28	01/30	I-Curve	+95	4.645	4.60	99.99816

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* Class A-2B benchmark is SOFR30A

Expected Settle : 08/13/2025	Registration : SEC Registered
First Pay Date : 09/22/2025	ERISA Eligible : Yes
Expected Ratings : S&P, Fitch	Px Speed : 100% PPC to Maturity
Ticker : GMALT 2025-3	Min Denoms : $1k x $1k
Bill & Deliver : J.P. Morgan
Expected Pricing : PRICED	Available Information:
CUSIPs : A-1 379965AA4	* Prelim Prospectus : Attached
A-2-A 379965AB2	* Ratings FWP : Attached
A-2-B 379965AC0	* DealRoadshow.com : GMALT253
A-3 379965AD8	* IntexNet/CDI : Separate Message
A-4 379965AE6
B 379965AF3
C 379965AG1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.